Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-250131 on Form S-4 and No. 333-236647 on Form S-3 of First Citizens BancShares, Inc. (the “Company”) and its subsidiaries of our reports dated February 24, 2021, with respect to the consolidated financial statements of the Company and its subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Dixon Hughes Goodman LLP
Raleigh, North Carolina
February 24, 2021